UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2013

Medley Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)
1-35040 (Commission File Number)	27-4576073 (I.R.S. Employer Identification No.)

375 Park Avenue, 33rd Floor

New York, NY 10152

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment and Additional Commitments to the Credit Facilities

On May 1, 2013, Medley Capital Corporation (the “Company”) entered into Amendment No. 4 to its existing Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement Amendment”) and Amendment No. 4 to its existing Senior Secured Term Loan Credit Agreement (the “Term Loan Agreement Amendment,” together with the “Revolving Credit Agreement Amendment,” the “Amendments”), each with certain lenders party thereto, and ING Capital LLC, as administrative agent (the “Administrative Agent”).

The Amendments amend certain provisions of the Company's Senior Secured Revolving Credit Agreement (the "Revolving Credit Facility") and the Senior Secured Term Loan Credit Agreement (the "Term Loan Facility,” together with the Revolving Credit Facility, each as amended, the "Facilities").  In particular, the Administrative Agent now has the authority to select an independent third party valuation firm to assist the Company in determining valuations of certain of its portfolio assets for purposes of the borrowing/collateral base provisions of the Facilities.

Concurrently with the effectiveness of the Amendments, the Company closed an additional $20 million commitment under its Revolving Credit Facility and an additional $10 million commitment under its Term Loan Facility. As of May 1, 2013, total commitments under the Facilities are $345 million, comprised of $230 million committed to the Revolving Credit Facility and $115 million committed to the Term Loan Facility.

The Revolving Credit Facility has a revolving period through August 2015, followed by a one-year amortization period and a final maturity in August 2016.  Pricing on the Revolving Credit Facility is LIBOR plus 3.25%, with no floor.

The Term Loan Facility has a bullet maturity in August 2017, bears interest at LIBOR plus 4.00%, with no floor and has substantially similar terms to the Revolving Credit Facility.

Borrowings under the Facilities are subject to, among other things, a minimum borrowing/collateral base. Substantially all of the Company’s assets are pledged as collateral under the Facilities. The Facilities require the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations, and (iii) agree to comply with various affirmative and negative covenants. The documents for each of the Facilities also include default provisions such as the failure to make timely payments under the Facilities, the occurrence of a change in control, and the failure by the Company to materially perform under the operative agreements governing the Facilities, which, if not complied with, could accelerate repayment under the Facilities, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing descriptions of the Revolving Credit Agreement Amendment and the Revolving Credit Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the Revolving Credit Agreement Amendment, attached hereto as Exhibit 10.1, and the full text of the Revolving Credit Facility, attached as Exhibit B therein.

The foregoing descriptions of the Term Loan Agreement Amendment and the Term Loan Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the Term Loan Agreement Amendment, attached hereto as Exhibit 10.2, and the full text of the Term Loan Facility, attached as Exhibit B therein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 4 to the Senior Secured Revolving Credit Agreement among the Company as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated May 1, 2013.

10.2	Amendment No. 4 to the Senior Secured Term Loan Credit Agreement among the Company as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated May 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2013	MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr. Title: Chief Financial Officer